Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Apigee Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-203614 and 333-207555) on Form S-8 of Apigee Corporation and subsidiaries of our report dated October 7, 2016, with respect to the consolidated balance sheets of Apigee Corporation and subsidiaries as of July 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended July 31, 2016, which report appears in the July 31, 2016 annual report on Form 10-K of Apigee Corporation and subsidiaries.
/s/ KPMG LLP
Santa Clara, CA
October 7, 2016